Calculation of Filing Fee Tables
S-8
RLJ Lodging Trust
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, par value $0.01 per share	Other	8,731,417	$ 8.04	$ 70,200,592.68	0.0001381	$ 9,694.70
Total Offering Amounts:						$ 70,200,592.68		$ 9,694.70
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,694.70
Offering Note
[1]	Represents the maximum number of the registrant's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), reserved for issuance under the RLJ Lodging Trust 2026 Equity Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional Common Shares that may become issuable under the plan referenced above by reason of any share dividends, share splits, recapitalization or other similar transaction. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per common share of the registrant as reported on the New York Stock Exchange on April 27, 2026, which was $8.04 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources